UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2016

Interpace Diagnostics Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(862) 207-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on October 4, 2016, Heinrich Dreismann, Ph.D., resigned as a member of the Board of Directors of Interpace Diagnostics Group, Inc. (the “Company”) effective as of September 30, 2016.

In connection with Dr. Dreismann’s resignation and to comply with Nasdaq Listing Rule 5605(c)(4)(B), on October 5, 2016, the Company notified The Nasdaq Stock Market LLC (“NASDAQ”) that, as a result of the vacancy on the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) created by Dr. Dreismann’s resignation, the Audit Committee only has two members and the Company was not in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Audit Committee be comprised of at least three members.

In response to the Company’s notice, NASDAQ issued a letter to the Company on October 6, 2016 acknowledging the Company’s notice that it was no longer in compliance with the audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A). In its letter, NASDAQ notified the Company that it can rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4), which allows the Company until the earlier of (i) the Company’s next annual meeting of stockholders or (ii) October 2, 2017 to regain compliance, or, if the next annual meeting of stockholders is held before March 29, 2017, then the Company must evidence compliance no later than March 29, 2017.

The Company intends to appoint an additional independent director to its Board of Directors and to the Audit Committee prior to the end of the cure period.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

Date: October 13, 2016	By: /s/ Jack E. Stover Jack E. Stover
President and Chief Executive Officer